UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Entravision Communications Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2007

To Our Class A and Class B Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) of Entravision Communications Corporation, which will be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, at 10:00 a.m. on Thursday, May 31, 2007 for the purposes of considering and voting upon:

1. A proposal to elect seven directors to our Board of Directors (the “Board”).

2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2007.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2007 Annual Meeting.

The Board has fixed the close of business on April 12, 2007 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2007 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2007 Annual Meeting.

Representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2007 Annual Meeting. Accordingly, it is important that your shares be represented at the 2007 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2007 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Walter F. Ulloa Chairman and Chief Executive Officer

April 27, 2007

Santa Monica, California

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

OF

ENTRAVISION COMMUNICATIONS CORPORATION

To Be Held on May 31, 2007

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”), which will be held at 10:00 a.m. on May 31, 2007 at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about April 27, 2007. Our 2006 Annual Report to Stockholders and our Annual Report for the year ended December 31, 2006 on Form 10-K (the “10-K”) are being mailed to stockholders concurrently with this proxy statement. Neither our 2006 Annual Report to Stockholders nor the 10-K are to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on April 12, 2007 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2007 Annual Meeting. As of the Record Date, we had 63,192,156 shares of Class A common stock, par value $0.0001 per share, and 25,248,033 shares of Class B common stock, par value $0.0001 per share, issued and outstanding. All of the shares of our Class A and Class B common stock outstanding on the Record Date, and only those shares, are entitled to vote on each of the proposals to be voted upon at the 2007 Annual Meeting. Holders of the Class A common stock of record entitled to vote at the 2007 Annual Meeting will have one vote for each share of Class A common stock so held with regard to each matter to be voted upon. Holders of the Class B common stock of record entitled to vote at the 2007 Annual Meeting will have ten votes for each share of Class B common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2007 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the Class A common stock and Class B common stock outstanding and entitled to vote at the 2007 Annual Meeting shall constitute a quorum for the transaction of business at the 2007 Annual Meeting. The voting interest of shares of the Class A common stock and Class B common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2007 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Pursuant to a Voting Agreement dated effective as of August 3, 2000 among Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik and the company (the “Voting Agreement”), Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of each other as directors. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast 80.06% of the votes entitled to be cast in the election of directors.

In voting with regard to the proposal to ratify the appointment of our independent auditor (Proposal 2), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law, and the minimum vote required is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal. Pursuant to the Voting Agreement, other than with respect to the election of directors, Mr. Zevnik has agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson on matters solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik will be free to vote his shares as he chooses. Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 80.06% of the votes entitled to be cast on Proposal 2.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2007 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2007 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR each of Proposal 1 and Proposal 2. Management does not know of any matters to be presented at the 2007 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2007 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2007 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2007 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2007 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

Our bylaws provide that the Board shall consist of not less than seven and not more than eleven directors. The Board currently consists of seven members elected by the holders of the Class A and Class B common stock, voting together as a class. The Board has fixed the size of the Board to be elected at the 2007 Annual Meeting at eight members. Our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board, acting upon the recommendation of the Board’s Nominating/Corporate Governance Committee. Other than Mr. Vasquez, all of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2008 or until his or her successor has been duly elected and qualified.

In the event that a nominee is unable or declines to serve as a director at the time of the 2007 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Directors

The following is certain information as of April 12, 2007 regarding the nominees for election as directors:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	58
Philip C. Wilkinson	President, Chief Operating Officer and Director	50
Paul A. Zevnik	Director	56
Darryl B. Thompson	Director	45
Esteban E. Torres	Director	77
Jesse Casso, Jr.	Director	51
Gilbert R. Vasquez	Nominee	67

Biographical Information Regarding Directors

Walter F. Ulloa.    Mr. Ulloa, our Chairman and Chief Executive Officer since the company’s inception in 1996, has approximately 30 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as Operations Manager, Production Manager, News Director, Local Sales Manager and an Account Executive. Mr. Ulloa has been a director since February 2000.

Philip C. Wilkinson.    Mr. Wilkinson, our President and Chief Operating Officer since the company’s inception in 1996, has more than 25 years of experience in broadcasting. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of our predecessor entities. From 1982 to 1990, he worked at the Univision television network and served in the positions of Account Executive, Los Angeles National Sales Manager and West Coast Sales Manager. Mr. Wilkinson has been a director since February 2000.

Paul A. Zevnik.    Mr. Zevnik was involved in the development, management and ownership of our predecessor entities from 1989 to 1996, and served as our Secretary from our company’s inception in 1996 until October 2003. Mr. Zevnik is a partner, resident in the Washington, D.C. and Los Angeles, California offices of the law firm of Morgan, Lewis & Bockius, LLP. Mr. Zevnik has been a director since August 2000.

Darryl B. Thompson.    Mr. Thompson has been a partner of TSG Capital Group, L.L.C. since 1993. Mr. Thompson also serves on the boards of directors of several private companies, including Urban Brands, Inc., Telscape Communications, Inc. and Millennium Digital Media Holdings, L.L.C. Mr. Thompson has been a director since August 2000.

Esteban E. Torres.    Mr. Torres is currently a consultant for and serves as President of the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California’s transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16-year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres was an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

Jesse Casso, Jr.    Mr. Casso has been the managing partner of Casmar Capital Partners, LLC, a private investment firm, since 2004. Previously, Mr. Casso was an investment banker with Merrill Lynch and Goldman, Sachs & Co. Mr. Casso also serves on the boards of directors of First Fed Financial Corp., The California Endowment, and is chairman of Camino Real Foods, Inc. Mr. Casso has been a director since December 2003.

Gilbert R. Vasquez.    Mr. Vasquez has been the managing partner of the certified public accounting firm of Vasquez & Company LLP since 1969. Mr. Vasquez was an executive board member of the 1984 Olympic Organizing Committee and currently serves as a board member on its successor organization, the Amateur Athletic Foundation of Los Angeles. Mr. Vasquez also serves as a board member of the Tomas Rivera Policy Institute, the Cal State LA Foundation, Manufacturers Bank and Promerica Bank.

Departing Director

Michael S. Rosen.    From July 2001 to present, Mr. Rosen has served as Co-Chairman and Chief Executive Officer of Context Capital Management, LLC. He is a Trustee of the University of Rochester and a board member of Global Locate, a privately held technology company. From January 1996, when The Rochester Funds were acquired by Oppenheimer Funds, Inc., to February 2000, Mr. Rosen served as President of The Rochester Division of Oppenheimer Funds, Inc. Prior thereto, Mr. Rosen was President of Rochester Fund Distributors, Inc., a broker/dealer and principal underwriter of The Rochester Funds and Managing Director and Portfolio Manager of Rochester Capital Advisors, LP. Mr. Rosen is a chartered financial analyst. Mr. Rosen, who has elected not to stand for re-election to the Board so that he may devote more time to other business interests, has been a director since November 2000 and will retire upon the expiration of his term at the 2007 Annual Meeting.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.entravision.com which includes information regarding the company’s corporate governance practices. Our corporate governance guidelines, code of ethics, code of business conduct, Board committee charters and certain other corporate governance documents and policies are available on that website. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404. The

information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the Securities and Exchange Commission (“SEC”).

Board of Directors

Director Independence

Our Board of Directors currently consists of seven members, a majority of whom meet the independence requirements of the NYSE as currently in effect. Pursuant to NYSE listing standards, our Board of Directors has adopted the following categorical Director Qualification Standards, which state that a director will not be independent if:

(i) the director, or an immediate family member of the director, is, or within the last three years was, employed by the company or any of its subsidiaries;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

(iii) the director, or an immediate family member of the director, is a current partner of a firm that is the company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the company’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the company’s present executive officers at the same time serve or served on that company’s compensation committee;

(v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount, which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;

(vi) the director is an executive officer of another company which is indebted to the company, or to which the company is indebted, and the total amount of either company’s indebtedness to the other exceeds more than two percent (2%) of the total consolidated assets of either company; or

(vii) the director is an executive officer of a tax-exempt organization and the company made, within the preceding three years, contributions that in any single fiscal year exceeded the greater of $1 million or two percent (2%) of the tax-exempt organization’s consolidated gross revenues, as determined from the tax-exempt organization’s latest publicly available financial information.

With respect to any relationship not covered above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth above.

Our categorical Director Qualification Standards also provide that:

•

An Audit Committee member may not have a direct or indirect financial relationship with the company or any of its subsidiaries (e.g. accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director and as a member of the Audit Committee. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

•	An Audit Committee member may not be an “affiliated person” of the company or any of its subsidiaries. An “affiliated person” is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”) to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

Our Board of Directors has affirmatively determined that all of our directors, except Messrs. Ulloa and Wilkinson, are independent and, in addition, that none of our independent directors has a material relationship with the company other than as a director, in accordance with these categorical standards.

In addition, our corporate governance guidelines provide that no member of the Board may serve on more than three other public company boards of directors (in addition to ours) without first obtaining the prior approval of the Board.

Meetings of the Board

The Board of Directors held nine meetings and acted by written consent five times during 2006. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees on which the director served in 2006.

The company’s non-management directors meet regularly in executive session without management present to discuss certain Board policies, processes and practices, and other matters relating to the company and the functioning of the Board. In addition, there was at least one meeting held during 2006 by the non-management independent directors without the company’s one non-management non-independent director present. Mr. Zevnik served as the presiding or “lead” director for such meetings during 2006-2007.

Each of our directors is encouraged to attend the company’s annual meeting of stockholders and to be available to answer any questions posed by stockholders to such director. Because our Board of Directors holds one of its regular meetings in conjunction with our annual meeting of stockholders, unless one or more members of the Board is unable to attend, all of the members of the Board are present for the annual meeting. All of our directors attended our 2006 Annual Meeting of Stockholders.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

•

Our Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the presiding or “lead” director, or with the non-management directors as a group, by mail addressed to Lead Director, c/o Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

The company’s Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, financial improprieties or auditing matters. Any of the company’s employees may confidentially communicate concerns about any of these matters by calling our toll-free hotline. All of the reporting mechanisms are also posted on our website. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee currently consists of Mr. Casso (chairman) and Messrs. Rosen and Thompson. The Board of Directors has determined that each of Messrs. Casso, Rosen and Thompson is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board also believes that all members of the Audit Committee meet the independence and knowledge requirements of the NYSE as currently in effect. For information about Messrs. Casso’s, Rosen’s and Thompson’s experience, please see “Biographical Information Regarding Directors” above. The Audit Committee held a total of twelve meetings during 2006.

Consistent with the company’s corporate governance guidelines, no member of the Audit Committee may serve on the audit committees of more than two other public companies (in addition to ours) without first obtaining the prior approval of the Board. No member of the Audit Committee serves on more than two other audit committees.

The Audit Committee operates under a written charter, a copy of which is available on our website. The Audit Committee’s duties include responsibility for reviewing our accounting practices and audit procedures. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. Please see “Report of Audit Committee” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

As part of its responsibility, the Audit Committee is responsible for engaging our independent auditor, as well as pre-approving audit and non-audit services performed by our independent auditor in order to assure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted, and the Board has ratified, an Audit Committee Pre-Approval Policy, which is also available on our website.

Compensation Committee, Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Thompson (chairman) and Rosen. Both members of the Compensation Committee meet the independence requirements of the NYSE as currently in effect. No member of the Compensation Committee was at any time during 2006 or at any other time an officer or employee of the company. The Compensation Committee held four meetings during 2006. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2006.

The Compensation Committee operates under a written charter, a copy of which is available on our website. The Compensation Committee establishes the compensation and benefits of our executive officers. The compensation committee also administers our employee benefit plans, including our equity incentive and employee stock purchase plans.

Please see “Report of Compensation Committee” below, which details the Compensation Committee’s report on our executive compensation for 2006.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of Messrs. Torres (chairman) and Thompson. Mr. Thompson has been a member of the Nominating/Corporate Governance Committee since October 2005, when he was appointed to fill the vacancy created by the resignation of Ms. Patricia Diaz Dennis as a director. Both members of the Nominating/Corporate Governance Committee meet the independence requirements of the NYSE as currently in effect. The Nominating/Corporate Governance Committee held one meeting during 2006.

The Nominating/Corporate Governance Committee operates under a written charter, a copy of which is available on our website. The Nominating/Corporate Governance Committee has the primary responsibility for overseeing the company’s corporate governance compliance practices, as well as supervising the affairs of the company as they relate to the nomination of directors. The principal ongoing functions of the Nominating/Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, developing and recommending corporate governance principles for the company and monitoring the company’s compliance with those principles and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating/Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively. In performing this evaluation, the Nominating/Corporate Governance Committee receives comments from all directors and reports annually to the Board with the results of this evaluation.

Director Nominations

The Nominating/Corporate Governance Committee seeks out appropriate candidates to serve as directors of the company, and the Nominating/Corporate Governance Committee interviews and examines director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as director, the Nominating/Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board.

The Nominating/Corporate Governance Committee will consider stockholder nominations for director. Nominations for director submitted to this committee by stockholders are evaluated according to the company’s overall needs and the nominee’s knowledge, experience and background. A nominating stockholder must give appropriate notice to the company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholders’ notice shall set forth, as to:

•	each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person,

•	the principal occupation or employment of the person,

•	the class and number of shares of the company’s stock which are beneficially owned by such person, if any, and

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder; and

•	the stockholder giving the notice:

•	the name and record address of the stockholder and the class and number of shares of the company’s stock which are beneficially owned by the stockholder,

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder,

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice,

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to act as our independent auditor for the fiscal year ending December 31, 2007, and such appointment is being submitted to our stockholders for ratification at the 2007 Annual Meeting. PricewaterhouseCoopers LLP is considered by our management to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Audit and Other Fees

McGladrey & Pullen, LLP served as our independent auditor for 2005 and through August 11, 2006. Since August 11, 2006, PricewaterhouseCoopers LLP has served as our independent auditor. The following table summarizes the fees charged by McGladrey & Pullen, LLP, and its affiliate RSM McGladrey, Inc., for certain services rendered to the company and its subsidiaries during 2005, and the fees charged by McGladrey & Pullen, LLP, its affiliate RSM McGladrey, Inc., and PricewaterhouseCoopers LLP for the services rendered to the company and its subsidiaries during their respective terms of engagement in 2006:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2005	Fiscal Year 2006
Audit (1)	$1,220,000	$1,940,000
Audit Related (2)	43,000	71,000
Tax (3)	386,000	462,000
All Other (4)	—	2,000
Total	$1,649,000	$2,475,000

(1)	Represents aggregate fees charged by McGladrey & Pullen, LLP and PricewaterhouseCoopers LLP for their respective annual audits and quarterly reviews.
(2)	Represents aggregate fees charged by McGladrey & Pullen, LLP for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services were associated with consultations on the implementation of new accounting requirements.
(3)	Represents aggregate fees charged by RSM McGladrey, Inc. for professional services for tax compliance and preparation, tax consulting and advice, and tax planning. RSM McGladrey, Inc. continues to provide the company with these professional services.
(4)	Represents software license fees charged by PricewaterhouseCoopers LLP in 2006.

The Audit Committee determined that PricewaterhouseCoopers LLP’s provision of non-audit related services in exchange for fees in the 2006 fiscal year was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP will be present at the 2007 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2007.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 12, 2007:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	58
Philip C. Wilkinson	President, Chief Operating Officer and Director	50
John F. DeLorenzo	Executive Vice President, Treasurer and Chief Financial Officer	48
Jeffery A. Liberman	President, Radio Division	48
Christopher T. Young	President, Outdoor Division	38

Background

Walter F. Ulloa.    Mr. Ulloa has been our Chairman and Chief Executive Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Ulloa.

Philip C. Wilkinson.    Mr. Wilkinson has been our President and Chief Operating Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Wilkinson.

John F. DeLorenzo.    Mr. DeLorenzo has been our Executive Vice President, Treasurer and Chief Financial Officer since December 2002. Mr. DeLorenzo has over 20 years of financial management experience, primarily serving media companies. Prior to joining us, Mr. DeLorenzo served as a media investment banking consultant. In 1999, Mr. DeLorenzo served as Executive Vice President and Chief Financial Officer of television broadcaster Paxson Communications. From 1996 to 1999, Mr. DeLorenzo was the owner of Trenwest Development LLC, a residential real estate company. From 1988 to 1996, he was Executive Vice President and Chief Financial Officer of Act III Communications, a broadcasting, publishing and movie theater exhibition holding company. Prior to 1988, Mr. DeLorenzo worked at Renaissance Communications and Fox Television, both broadcasting companies.

Jeffery A. Liberman.    Mr. Liberman, the President of our radio division since May 2001, has been involved in the management and operation of Spanish-language radio stations since 1974. From 1992 until our acquisition of Latin Communications Group Inc. in April 2000, Mr. Liberman was responsible for operating Latin Communications Group’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

Christopher T. Young.    Mr. Young, the President of our outdoor division since February 2004, previously had served as the outdoor division’s Chief Financial Officer since 2000. Before joining our company, Mr. Young had worked with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2007 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•

our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2006 whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the company and our subsidiaries (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and Named Executive Officers as a group.

Name and Address of Beneficial Owner(1)	Class of Shares	Number of Shares of Common Stock Beneficially Owned		Percent(2)
More than 5% Stockholders (3)
Goldman Sachs Asset Management, L.P. (4)	A	10,694,350		10.29%
Columbia Wagner Asset Management LP (5)	A	5,986,300		5.76%

Directors and Named Executive Officers
Walter F. Ulloa	A	1,192,555	(6)	1.13%
	B	11,489,365	(7)	11.05%
Philip C. Wilkinson	A	1,494,100	(8)	1.42%
	B	9,058,865	(9)	8.71%
John F. DeLorenzo	A	342,398	(10)	*
Jeffery A. Liberman	A	425,200	(11)	*
Christopher T. Young	A	185,000	(12)	*
Paul A. Zevnik	A	251,136	(13)	*
	B	4,699,803	(14)	4.52%
Darryl B. Thompson	A	167,352	(15)	*
Michael S. Rosen	A	222,960	(16)	*
Esteban E. Torres	A	141,613	(17)	*
Jesse Casso, Jr.	A	76,945	(18)	*
All directors and Named Executive Officers as a group (10 persons)	A	4,483,009		4.15%
	B	25,247,933		24.28%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
(2)	Percentage ownership is based on 103,971,769 shares of common stock outstanding on March 31, 2007 (assuming conversion of all outstanding shares of Class B common stock and Class U common stock, all of which may be converted into Class A common stock within 60 days). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Does not include Univision Communications Inc., which currently holds all 17,152,729 shares of our Class U common stock. The Class U common stock is non-voting, and therefore Univision does not appear in the table as an owner of voting securities. However, because the Class U common stock is convertible at any time into Class A common stock upon the disposition by Univision of the Class U common stock to a third party that is not an affiliate of Univision, those shares of Class A common stock issuable upon conversion of the Class U common stock are included as issued and outstanding for purposes of computing percentages herein.
(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.
(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Columbia Wagner Asset Management, LLP is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(6)	Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa’s spouse), as well as 2,130 shares and options to purchase 1,190,000 shares of Class A common stock held by Mr. Ulloa personally.
(7)	Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by the Seros Ulloa Family Trust of 1996.
(8)	Consists of 4,100 shares and options to purchase 1,190,000 shares of Class A common stock held by Mr. Wilkinson personally and 300,000 shares of Class A Common Stock held by the 1994 Wilkinson Family Trust.
(9)	Consists of 6,994,300 shares held by The 1994 Wilkinson Family Trust, 889,848 shares held by The 1994 Wilkinson Children’s Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally.
(10)	Consists of 12,398 shares held by Mr. DeLorenzo personally and options to purchase 330,000 shares of Class A common stock held by the DeLorenzo 2002 Family Trust.
(11)	Consists of 200 shares of Class A Common Stock and options to purchase 53,687 shares of Class A common stock held by Mr. Liberman personally and options to purchase 371,313 shares of Class A common stock held by the Jeffery and Angela Liberman Revocable Trust Dated February 28, 2007.
(12)	Consists of options to purchase 185,000 shares of Class A common stock held by Mr. Young personally.
(13)	Consists of options to purchase 100,000 shares of Class A common stock and 10,000 restricted stock units held by The Zevnik Charitable Foundation, as well as options to purchase 141,136 shares of Class A common stock held by Mr. Zevnik personally.
(14)	Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 761,553 shares held by The Zevnik Family L.L.C. and 3,137,584 shares held by Mr. Zevnik personally. A margin loan in the amount of $1,319,623 is secured by 800,666 shares of Class B common stock held by The Paul A. Zevnik Irrevocable Trust of 1996. A margin loan in the amount of $2,000,000 is secured by a pledge of 2,616,816 shares of Class B common stock held by Mr. Zevnik personally.
(15)	Consists of 7,484 shares held by TSG Associates III, LLC, as well as options to purchase 149,868 shares of Class A common stock and 10,000 restricted stock units held by Mr. Thompson personally. Mr. Thompson is a principal of the TSG Associates III, LLC and shares voting and investment power over the shares held by such entity. Mr. Thompson disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.
(16)	Consists of 51,500 shares held by LJ Holdings, L.L.C., as well as options to purchase 161,460 shares of Class A common stock and 10,000 restricted stock units held by Mr. Rosen personally.
(17)	Consists of options to purchase 131,613 shares of Class A common stock and 10,000 restricted stock units.
(18)	Consists of options to purchase 66,945 shares of Class A common stock and 10,000 restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2006 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has furnished the following Report of the Compensation Committee for the 2006 fiscal year. This Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below (the “CD&A”) with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this proxy statement for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Darryl B. Thompson, Chair

Michael S. Rosen

COMPENSATION DISCUSSION & ANALYSIS

Administration of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) has overall responsibility for evaluating and approving our executive compensation program. The Committee has the authority to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals, in the sole discretion of the Committee. The Committee also has the authority to administer and make discretionary equity incentive grants to all of our employees under our 2004 Equity Incentive Plan (the “2004 Plan”), and previously had such authority under our 2000 Omnibus Equity Incentive Plan (the “2000 Plan”).

The Committee operates under a written charter. The duties and responsibilities of a member of the Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants to assist the Committee. The Committee has engaged Frederic W. Cook & Co. (“Frederic Cook”) as the Committee’s outside compensation consultant to advise the Committee in continuing to evaluate and develop our compensation policies and practices. The role of Frederic Cook is to provide independent advice and expertise in executive compensation policies and practices. During 2006, there were five meetings of the Committee. The Board did not modify any action or recommendation made by the Committee with respect to executive compensation for the 2006 fiscal year.

Objectives and Philosophy

The Committee believes that our executive compensation policies and practices are designed to attract and retain qualified executives, to motivate and reward them for their performance as individuals and as a management team, and to further align the interests of our executives with the interests of our stockholders. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages offered to such individuals. In addition, the Committee believes in rewarding executives’ performance in obtaining key operating objectives, such as earnings growth, in light of general economic conditions as well as specific company, industry and competitive conditions. The Committee also believes that our equity incentive compensation policies and practices should reward executives upon their continued employment with the company and the long-term increase in the price of our stock.

Our policy for allocating between long-term and currently paid compensation is to ensure that we provide adequate base salary, bonus and equity incentive compensation to attract, retain and reward qualified executives, while providing long-term incentives to reward retention and to maximize long-term value for the company and our stockholders. Our policy is to provide cash compensation in the form of base salary and bonuses to meet competitive salary norms and to reward performance with respect to specific short-term goals. We provide non-cash equity incentive compensation to meet competitive equity compensation norms, to reward retention and performance against specific company operating objectives and to further align the interest of our executives with the long-term performance of our stock price. The Committee typically evaluates total compensation and makes specific equity incentive compensation grants to Named Executive Officers in connection with services provided to us in their capacity as an employee and executive officer, and the Committee typically does not take into account existing equity holdings of any Named Executive Officer. The Committee believes that these policies are competitive within our industry and in general, and are appropriate to fulfill our objectives with respect to executive compensation.

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of our executive officers. In 2006, the Committee considered management’s continuing achievement of our short- and long-term goals versus our strategic imperatives. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2006 fiscal year are described below. However, the Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years. Moreover, all of our Named Executive Officers have entered into employment agreements with us and many components of each such person’s compensation, including both base salary and some portion of bonus, are set by such agreements.

We generally use substantially the same form of executive employment agreement for each of our executive officers, to ensure that key elements of compensation and terms of employment for each of our executive officers are materially consistent. We generally enter into employment agreements with our executive officers for a term of between three and five years, which provides us with stability in the employment of our executive officers as well as flexibility to evaluate the performance of the executive at the end of each such term.

Typically, the Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, and the Committee may accept or adjust such recommendations in its sole discretion. Messrs. Ulloa and Wilkinson are founders and major stockholders of the company, in addition to serving as our Chairman and Chief Executive Officer, in the case of Mr. Ulloa, and President and Chief Operating Officer, in the case of Mr. Wilkinson. We have entered into an executive employment agreement with each of Messrs. Ulloa and Wilkinson on substantially identical terms, and prior to negotiating and entering into each such employment agreement, the Committee evaluated various criteria, including our performance and relative stockholder return, the value of similar incentive awards to chief executive officers, presidents, chief operating officers and other executive officers at comparable companies and compensation given to each of Messrs. Ulloa and Wilkinson in past years. The Committee consulted with Frederic Cook in evaluating these factors, and consulted with outside legal counsel in negotiating each agreement. Following the completion of the

Committee’s evaluation and negotiation, the Board reviewed and approved the executive employment agreements for each of Messrs. Ulloa and Wilkinson, as recommended by the Committee.

Our total compensation program for our executive officers consists of the following key elements of compensation:

•	Base salary

•	Bonus

•	Equity incentive compensation

•	Certain additional benefits and perquisites

Base Salary

It is our goal to provide a base salary for our executive officers that is sufficiently high to attract and retain a strong management team and that reflects the individual executive’s responsibilities, value to us, experience and past performance.

Base salaries for each of our executive officers are established pursuant to the terms of their respective employment agreements. Our standard executive employment agreement provides that an executive officer’s base annual salary may be increased, in the discretion of the Committee, on the anniversary of the effective date of each such employment agreement.

Our standard executive employment agreement also provides that no reduction shall be made to an executive’s then-current base annual salary, unless such reduction is applicable generally to similarly-situated senior executives of the company. This provision is included to provide each executive with security with respect to their salary for competitive reasons, while providing us with flexibility in the event that the Committee determines, in its discretion, that the performance of the company, or the performance of our executive officers as a whole, warrants the reduction in base salary of all executive officers.

In October 2005, we entered into a five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. At the same time we also entered into a five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreements provide for an initial base salary of $800,000 per year for each of Messrs. Ulloa and Wilkinson, and the current annual base salary for each of Messrs. Ulloa and Wilkinson is $824,000.

Each agreement provides that the initial base salary shall be reviewed annually prior to each of the first five anniversaries of the effective date and, in the discretion of the Committee, the base salary may be increased. In reviewing increases in the base salary, each agreement provides that the Committee shall consider factors including, but not limited to, the market for executives with skills and experience similar to those of each of Messrs. Ulloa and Wilkinson, performance considerations, and the nature and extent of salary increases given to other employees of the company during the prior year. In accordance with the employment agreement for each of Messrs. Ulloa and Wilkinson, the Committee approved an increase in each of their base annual salary of 3% effective as of the anniversary date of each of their employment agreements. The Committee considered factors including (i) salary increases given to other company employees and executive officers in the prior year; and (ii) each of Messrs. Ulloa’s and Wilkinson’s performance in the prior year.

In December 2005, we entered into a three-year employment agreement with Mr. DeLorenzo, pursuant to which he serves as our Executive Vice President, Chief Financial Officer and Treasurer. The agreement with Mr. DeLorenzo provides for an initial base salary of $408,807 per year. In accordance with Mr. DeLorenzo’s employment agreement, the Committee approved an increase in Mr. DeLorenzo’s base annual salary of 3% effective as of the anniversary date of his employment agreement, to $421,071. The Committee considered factors including (i) salary increases given to Mr. DeLorenzo in prior years; (ii) salary increases given to other company employees and executive officers in the prior year; and (iii) Mr. DeLorenzo’s performance and the performance of his department in the prior year.

In January 2007, we entered into a new three-year employment agreement with Mr. Liberman pursuant to which he serves as the president of our radio division. This agreement provides for an initial base salary of $382,000 per year. This new agreement replaced Mr. Liberman’s prior three-year employment agreement that expired on December 31, 2006, and the base salary under Mr. Liberman’s new agreement reflects a 6% increase from the prior year’s base salary. In evaluating this new agreement, the Committee considered factors including (i) Mr. Liberman’s experience, individual performance and the performance of his business segment, and (ii) competitive considerations, including retention of Mr. Liberman.

In February 2007, we entered into a three-year employment agreement with Mr. Young pursuant to which he serves as the president of our outdoor division, that provides for an initial base salary of $263,000 per year. This new agreement replaced successive one-year employment agreements between Mr. Young and us and conformed the terms of Mr. Young’s employment with the terms provided in our standard executive employment agreement. In evaluating this new agreement, the Committee considered factors including (i) Mr. Young’s experience, individual performance and the performance of his business segment, and (ii) competitive considerations, including retention of Mr. Young.

Bonus

Similarly as discussed above with respect to base salary, the Committee believes that we should provide bonus compensation for our executive officers that is sufficiently high to attract and retain a strong management team and that reflects the individual executive’s responsibilities and service to the company, value to the company, experience and past performance. Bonuses granted to our executive officers are generally established pursuant to the terms of their respective employment agreements.

Pursuant to the employment agreement for each of Messrs. Ulloa and Wilkinson, each of Messrs. Ulloa and Wilkinson is eligible to receive a cash bonus equal to the sum of: (i) not less than 50% and up to and including 75% of his then-current base salary if our earnings before interest, taxes, depreciation and amortization, as adjusted (“EBITDA as adjusted”) meets or exceeds not less than 10% and up to and including 14% over the previous year, with the bonus being pro-rated between the minimum and maximum percentages described above for EBITDA as adjusted increases greater than 10% but less than 14% over the previous year; and (ii) up to an additional 25% of his then-current base salary in the discretion of the Committee, taking into account achievement of operating and financial performance goals and the increase in stockholder value (or such lesser amount as Mr. Ulloa or Mr. Wilkinson may request). The Committee typically considers bonuses for Messrs. Ulloa and Wilkinson following the completion of the audit of our financial statements by our independent accountants and the filing of our annual report on Form 10-K with the SEC.

Based on our EBITDA as adjusted growth rate for the calendar year ended December 31, 2006, each of Messrs. Ulloa and Wilkinson were entitled to receive a bonus equal to 69% of their base salary, or $566,500. In considering the discretionary portion of the bonus for each of Messrs. Ulloa and Wilkinson, the Committee considered the overall performance of the company, each of their individual personal performances, general competitive considerations and bonuses received by each of them in previous years. In addition, the Committee considered that the Committee had not granted a discretionary bonus in prior years, but that each of Messrs. Ulloa and Wilkinson had received a bonus equal to 75% of their base salary for prior years, including for the calendar year ended December 31, 2005. The Committee also considered that, prior to the Committee’s consideration of their bonuses, each of Messrs. Ulloa and Wilkinson had requested that the Committee not grant the full amount of the discretionary bonus provided under each of their agreements. Following its review, the Committee approved a discretionary bonus to each of Messrs. Ulloa and Wilkinson of $51,500, which is an amount sufficient to provide each of them with an aggregate bonus amount equal to 75% of their base salary, or a total of $618,000.

For each calendar year ending after December 31, 2006, each of Messrs. Ulloa and Wilkinson is eligible to receive a cash bonus on the same terms and conditions as described above, unless the Committee adopts modified criteria for the calculation of annual bonus for such year, in which case the cash bonus for such year shall be calculated in accordance with such criteria (or such lesser amount as Mr. Ulloa or Mr. Wilkinson may request).

The employment agreements for each of Messrs. DeLorenzo and Liberman provide that each executive officer is eligible to receive an annual bonus, in the discretion of the Committee, of up to 50% of his then-applicable base salary. Mr. Young is eligible to receive a quarterly bonus of $17,500 if his business segment achieves 101% of established goals based on EBITDA as adjusted during each such quarter, and an annual bonus of $25,000, if his business segment achieves 103% of established goals based on EBITDA as adjusted during such year. These earnings goals are established by us prior to the start of the fiscal year in connection with our planning and budgeting process for the upcoming fiscal year.

Bonuses for executive officers other than Messrs. Ulloa and Wilkinson are recommended by the Chief Executive Officer and reviewed and approved by the Committee, in the Committee’s sole discretion. In February 2007 the Committee approved bonuses for calendar year 2006 in the amount of $204,500 to Mr. DeLorenzo, $180,300 to Mr. Liberman and $25,000 to Mr. Young. Factors considered by the Chief Executive Officer in recommending, and by the Committee in reviewing and approving, bonus compensation for executive officers for the calendar year 2006 included: (i) the terms of each of their executive employment agreements, (ii) bonuses received by each executive in prior years; (iii) the individual performance of each executive and the performance of each executive’s department during 2006, (iv) our overall performance, and (v) general competitive considerations, including retention of each executive. The relative weight given to each factor varied for each individual.

Equity Incentive Compensation

The Committee believes in linking long-term incentives to stock ownership. The Committee believes that the incentive of future stock ownership encourages employees to continually use their best efforts and to remain in our employ. In addition, the Committee believes that equity incentive compensation further enhances the alignment of the interests of our executive officers and employees with those of our stockholders. In May 2004, our stockholders adopted the 2004 Plan, which replaced the 2000 Plan, and the 2004 Plan is our primary vehicle for offering equity incentive compensation to our directors, executive officers and other employees. The 2004 Plan is administered by the Committee, which determines the type and amount of grants, vesting requirements and other features and conditions of equity incentive compensation awards, including whether to waive performance conditions or other vesting requirements of any award or to reduce or increase the size of any award. Each of our Named Executive Officers is eligible, pursuant to each of their employment agreements, to receive grants of stock options, restricted stock or other equity incentive grants under the 2004 Plan, or any successor plan.

Historically, we have relied upon stock options to accomplish our objectives with respect to equity incentive compensation. The 2004 Plan provides that stock options are awarded with an exercise price equal to the fair market value of the underlying stock on the date of grant that vest and become exercisable over time. Stock options previously granted to executive officers under the 2004 Plan, and previously under the 2000 Plan, generally vest and become exercisable in annual 25% increments over a four-year period after their grant.

As part of the Committee’s ongoing review of equity incentive compensation, during 2006 the Committee re-evaluated our policies regarding the issuance of stock options in light of changes in the regulatory, tax and accounting treatment of equity incentive awards, including the issuance by the Financial Accounting Standards Board of SFAS No. 123R (“SFAS No. 123R”), which required us to record compensation expense for unvested stock options beginning January 1, 2006.

Beginning in 2005, prior to the effective date of SFAS No. 123R, the Committee consulted with management and the Audit Committee of our Board, each of whom had consulted with our independent auditors, regarding changes in the regulatory, tax and accounting treatment of stock options and the effect of future grants of stock options on the company. The Committee determined that we should not grant further stock options or other equity incentive awards until the Committee had reviewed and evaluated the effects of these changes and whether other forms of equity incentive compensation would meet the Committee’s equity incentive compensation objectives as well as enable us to comply with our regulatory, tax and accounting obligations in an efficient manner.

In performing its evaluation, the Committee reviewed our objectives regarding equity incentive compensation and the effectiveness of various forms of equity incentive grants with respect to these objectives. The Committee consulted with Frederic Cook, who advised the Committee on various aspects of equity compensation policies and practices, including, among other things, types of equity incentive grants, appropriate vesting criteria and the equity incentive compensation policies and practices of other companies in our industry and generally. The Committee also sought the input of management with respect to the appropriate pool of employees who should receive equity incentive grants, appropriate vesting criteria and the regulatory, tax and accounting effects of various forms of equity incentive grants.

The Committee completed its review in September 2006, and determined that restricted stock units were an effective means of meeting our equity incentive compensation objectives that would also enable us to comply with our regulatory, tax and accounting obligations in an efficient manner. Effective October 1, 2006, the Committee granted 497,500 restricted stock units to our executive officers and other key employees, with 130,000, or 26%, of such amount being granted to the Named Executive Officers. The restricted stock units were awarded under the 2004 Plan, and each unit entitles the recipient to receive one share of our Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. The restricted stock units issued in October 2006 vest in full on January 1, 2010, provided the recipient is employed by us on such date.

We typically grant equity incentive awards to our executive officers and other key employees during the first quarter of each calendar year. Due to the Committee’s review during 2006 of our equity incentive compensation practices as describe above, the awards for calendar year 2006 were not granted until October 1, 2006. It is currently the Committee’s intention to return to the practice of granting annual awards during the first quarter of each calendar year.

In February 2007, the Committee granted 590,500 restricted stock units to our executive officers and other key employees, with 135,000, or 23%, of such amount being granted to the Named Executive Officers. The restricted stock units were awarded under the 2004 Plan, and each unit entitles the recipient to receive one share of our Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. In connection with the Committee’s ongoing review of equity incentive compensation, the Committee considered, among other things, the addition of a component in the vesting criteria based on achievement of certain performance goals of the company. As a result of its review, the restricted stock units granted by the Committee in February 2007 vest as follows: (i) one-half on January 1, 2011, provided the recipient is employed by us on such date; and (ii) one-half upon our achievement of certain total EBITDA as adjusted, as determined by the Committee, goals for fiscal year 2007, provided the recipient is employed by us on January 1, 2009.

We do not use any pre-determined formula in determining the number of restricted stock units that are granted to executive officers. We base the amount of restricted stock units granted on such considerations as the level of experience and individual performance of such executive officer, the number of stock options or restricted stock units previously received by such executive officer, and general competitive considerations, including retention of each executive officer. The Committee relies substantially on management, including the Chief Executive Officer, to make specific recommendations regarding which individuals, including our Named Executive Officers, should receive restricted stock unit grants and the amounts of such grants, in recognition of the fact that management is in the best position to evaluate which individuals are most likely to be motivated by such incentive compensation.

Benefits and Perquisites

With limited exceptions, the benefits and perquisites provided to our executive officers, including our Named Executive Officers, are generally available to all of our employees. Exceptions include a monthly automobile allowance provided to certain executives, including certain of our Named Executive Officers. In addition, we provide, without cost to employees, a travel accident insurance policy that provides a travel accident benefit to all employees, with a greater accident benefit for executives than for non-executive employees. We also generally pay a portion of the health insurance premiums for our employees, and for certain executive officers, including certain of our Named Executive Officers, we pay a greater amount or all of the health insurance premiums than the amount that we pay for employees in general.

Change in Control

Pursuant to our standard executive employment agreement, following a change in control of the company, if the executive officer is not offered continued employment in a substantially similar capacity as such officer performs under his employment agreement, or is required to move his residence outside of the metropolitan area provided in his employment agreement, the executive officer will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that has been approved by the Committee and a severance payment equal to one year of his then-current base salary.

The employment agreements for each of our Named Executive Officers provide for this type of severance compensation, except as described as follows with respect to Messrs. Ulloa and Wilkinson. If, following a change in control of the company, the employment of either Mr. Ulloa or Mr. Wilkinson is terminated by us without cause, or is terminated by them for good reason (as each such term is defined in each such employment agreement) he would be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. In addition, upon any termination described above, all stock options then held by each of Messrs. Ulloa and Wilkinson shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives previously awarded shall lapse.

Director Compensation

For directors who are also officers or employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company. Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, subject to the unanimous approval of all members of the relevant committee. The Board, upon the recommendation of the Committee, adopted this director compensation policy on July 13, 2006.

Historically, we have relied upon stock options to compensate our directors with respect to the annual grant of equity to our directors. As adopted by the stockholders in May 2004, the 2004 Plan provided for an automatic grant to each non-employee director on the date of each annual meeting of stockholders of an annual stock option grant to purchase 30,000 shares of our Class A common stock, with an exercise price equal to the fair market value of the underlying stock on the date of grant. Such stock options generally vest and become exercisable upon (i) the first anniversary of the date of grant, (ii) the termination of the director’s service due to death, disability or retirement after the age of 65, or (iii) a change of control of the company.

As discussed above under “Equity Incentive Compensation”, during 2006 the Committee reviewed our equity incentive compensation policies and practices in light of changes in the regulatory, tax and accounting treatment of equity incentive awards, including the issuance of SFAS No. 123R. In conjunction with its review of equity incentive compensation for our executives and employees, the Committee also reviewed our objectives, policies and practices regarding equity incentive compensation for our directors. The Committee had not yet completed its review as of the date of our annual meeting of stockholders on May 25, 2006, and our Board unanimously approved the waiver and cancellation of the annual stock option grant to each non-employee director, and determined that our directors would not receive any equity incentive compensation until the Committee had completed its review of equity compensation.

During its review of director equity incentive compensation, the Committee consulted with Frederic Cook, who advised the Committee on various aspects of director equity compensation policies and practices, including, among other things, types of equity incentive grants, appropriate vesting criteria and the director equity incentive compensation policies and practices of other companies in our industry and generally. The Committee also sought the input of our Chairman of the Board and Chief Executive Officer, who, as an officer of the company, was not entitled to receive any compensation for his services as a director, with respect to the implementation of director equity incentive compensation and the regulatory, tax and accounting effects of various forms of equity incentive grants.

The Committee completed its review of director equity incentive compensation in July 2006, and determined that restricted stock units were an effective means of meeting our director equity incentive compensation objectives that would also enable us to comply with our regulatory, tax and accounting obligations in an efficient manner. In addition, the Committee determined that the 2004 Plan should be amended, in accordance with the terms of the 2004 Plan, to remove the automatic annual stock option grant to directors, and in this manner the Committee amended the 2004 Plan effective July 13, 2006. The Committee also recommended to the Board that the Board approve a grant of 10,000 restricted stock units to each non-employee director, vesting on May 1, 2007 and with the underlying shares of Class A common stock relating to such restricted stock units to be distributed to each such director at the time of termination of such director’s service with us. At a meeting of the Board on July 13, 2006, the Board reviewed the Committee’s recommendation and approved this grant effective July 13, 2006.

Due to the Committee’s review during 2006 of our director equity incentive compensation practices as described above, the equity incentive awards for our non-employee directors were not granted until July 13, 2006. It is currently the Committee’s intention to return to the practice of granting annual awards to our non-employee directors each year at the Board meeting on or around the date of our annual meeting of stockholders.

Tax Accounting and Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to our executive officers for the 2006 fiscal year did not exceed the $1 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid to our executive officers for the 2007 fiscal year will exceed that limit. Because of that, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments, including awards granted under the 2004 Plan, in accordance with the requirements of SFAS No. 123R. For additional information regarding SFAS No. 123R, please refer to Note 2 “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2006

The following table sets forth information concerning the compensation earned in fiscal year 2006 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Walter F. Ulloa Chief Executive Officer	2006	$810,000	$618,000	$19,480	$131,286	$—	$—	$18,646	(3)	$1,601,138
Philip C. Wilkinson Chief Operating Officer	2006	$810,000	$618,000	$19,480	$131,286	$—	$—	$23,390	(4)	$1,602,156
John F. DeLorenzo Chief Financial Officer	2006	$408,807	$204,500	$13,914	$—	$—	$—	$12,590	(5)	$639,811
Jeffrey A. Liberman President Radio Division	2006	$360,603	$180,300	$11,132	$52,515	$—	$—	$12,940	(6)	$617,490
Christopher T. Young President Outdoor Division	2006	$243,518	$25,000	$8,349	$15,754	$—	$—	$396	(7)	$293,017

(1)	Bonus amounts awarded to each Named Executive Officer were based on the satisfaction of factors set forth in their respective employment agreements, as described in “Compensation Discussion and Analysis.”
(2)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations), see Note 11 “Equity Incentive Plans” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2007.
(3)	Includes $18,000 as an automobile allowance; medical, travel and life insurance premiums; and a company matching contribution under our 401(k) plan.
(4)	Includes $18,000 as an automobile allowance; $4,744 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan.
(5)	Includes $7,200 as an automobile allowance; $4,744 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan.
(6)	Includes $7,800 as an automobile allowance; $4,744 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan.
(7)	Consists of medical, travel and life insurance premiums.

Grants of Plan-Based Awards During 2006

The following table sets forth information concerning grants of equity awards to our Named Executive Officers in fiscal year 2006.

			Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)
Name	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter F. Ulloa	10/01/06	09/28/06	—	$—	$—	$—	35,000	35,000	35,000	—	—	$7.26
Philip C. Wilkinson	10/01/06	09/28/06	—	$—	$—	$—	35,000	35,000	35,000	—	—	$7.26
John F. Delorenzo	10/01/06	09/28/06	—	$—	$—	$—	25,000	25,000	25,000	—	—	$7.26
Jeffrey A. Liberman	10/01/06	09/28/06	—	$—	$—	$—	20,000	20,000	20,000	—	—	$7.26
Christopher T. Young	10/01/06	09/28/06	—	$—	$—	$—	15,000	15,000	15,000	—	—	$7.26

(1)	Represents restricted stock unit awards which vest on January 1, 2010.

Employment Agreements

Agreement with Walter F. Ulloa.    In October 2005, we entered into a five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement provides for an initial base salary of $800,000 per year. Mr. Ulloa’s salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement. Mr. Ulloa’s annual base salary is currently $824,000.

For the calendar year ending December 31, 2006, Mr. Ulloa was eligible to receive a cash bonus equal to the sum of: (i) not less than 50% and up to and including 75% of his then-current base salary if EBITDA as adjusted meets or exceeds not less than 10% and up to and including 14% over the previous year, with the bonus being pro-rated between the minimum and maximum percentages set forth above for EBITDA as adjusted increases greater than 10% but less than 14% over the previous year; and (ii) up to an additional 25% of his then-current base salary, in the discretion of the Compensation Committee (or such lesser amount as Mr. Ulloa may request).

For each calendar year ending after December 31, 2006, Mr. Ulloa is eligible to receive a cash bonus on the same terms and conditions as described in the previous paragraph, unless the Compensation Committee has adopted modified criteria for the calculation of annual bonus for such year, in which case the cash bonus for such year shall be calculated in accordance with such criteria (or in such lesser amount as Mr. Ulloa may request). Mr. Ulloa is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Ulloa’s employment is terminated by us without cause, Mr. Ulloa will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) two times his then-current base salary, plus (y) two times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. If, following a change of control of the company, Mr. Ulloa’s employment is terminated by us without cause or by Mr. Ulloa for good reason, as specified in the agreement, Mr. Ulloa shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Ulloa shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination. In addition, upon any termination described above, all stock options then held by Mr. Ulloa shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives awarded to Mr. Ulloa shall lapse.

Agreement with Philip C. Wilkinson.    In October 2005, we entered into a five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreement provides for an initial base salary of $800,000 per year. Mr. Wilkinson’s salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement. Mr. Wilkinson’s annual base salary is currently $824,000.

For the calendar year ending December 31, 2006, Mr. Wilkinson was eligible to receive a cash bonus equal to the sum of: (i) not less than 50% and up to and including 75% of his then-current base salary if EBITDA as adjusted meets or exceeds not less than 10% and up to and including 14% over the previous year, with the bonus being pro-rated between the minimum and maximum percentages set forth above for EBITDA as adjusted increases greater than 10% but less than 14% over the previous year; and (ii) up to an additional 25% of his then-current base salary, in the discretion of the Compensation Committee (or such lesser amount as Mr. Ulloa may request).

For each calendar year ending after December 31, 2006, Mr. Wilkinson is eligible to receive a cash bonus on the same terms and conditions as described in the previous paragraph, unless the Compensation Committee has adopted modified criteria for the calculation of annual bonus for such year, in which case the cash bonus for such year shall be calculated in accordance with such criteria (or in such lesser amount as Mr. Wilkinson may request). Mr. Wilkinson is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Wilkinson’s employment is terminated by us without cause, Mr. Wilkinson will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) two times his then-current base salary, plus (y) two times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. If, following a change of control of the company, Mr. Wilkinson’s employment is terminated by us without cause or by Mr. Wilkinson for good reason, as specified in the agreement, Mr. Wilkinson shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Wilkinson shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination. In addition, upon any termination described above, all stock options then held by Mr. Wilkinson shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives awarded to Mr. Wilkinson shall lapse.

Agreement with John F. DeLorenzo.    In December 2005, we entered into a three-year employment agreement with Mr. DeLorenzo, pursuant to which he serves as our Executive Vice President and Chief Financial Officer. The agreement with Mr. DeLorenzo provides for an initial base salary of $408,807 per year. Mr. DeLorenzo’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased on the first and second anniversaries of the effective date of the agreement. Mr. DeLorenzo’s annual base salary is currently $421,071.

Mr. DeLorenzo is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 50% of his then-applicable base salary. Mr. DeLorenzo is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. DeLorenzo’s employment is terminated by us without cause or by Mr. DeLorenzo for good reason, including a change of control of the company, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in equal payments, corresponding to the company’s usual executive paydays. Mr. DeLorenzo’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. DeLorenzo’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Agreement with Jeffery A. Liberman.    In January 2007, we entered into a new three-year employment agreement with Mr. Liberman pursuant to which he serves as the president of our radio division. The agreement with Mr. Liberman provides for an initial base salary of $382,000 per year. Mr. Liberman’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased on the first and second anniversaries of the effective date of the agreement.

Mr. Liberman is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 50% of his then-applicable base salary. Mr. Liberman is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Liberman’s employment is terminated by us without cause or by Mr. Liberman for good reason, including a change of control of the company, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in equal payments, corresponding to the company’s usual executive paydays. Mr. Liberman’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Liberman’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Agreement with Christopher T. Young.    In February 2007, we entered into a three-year employment agreement with Mr. Young pursuant to which he serves as the president of our outdoor division. The agreement with Mr. Young provides for an initial base salary of $263,000 per year. Mr. Young’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased on the first and second anniversaries of the effective date of the agreement.

Mr. Young is eligible to receive a quarterly bonus of $17,500 if his business segment achieves 101% of established goals based on EBITDA as adjusted during each such quarter, and an annual bonus of $25,000, if his business segment achieves 103% of established goals based on EBITDA as adjusted during such year.

If Mr. Young’s employment is terminated by us without cause or by Mr. Young for good reason, including a change of control of the company, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in equal payments, corresponding to the company’s usual executive paydays. Mr. Young’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Young’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Equity Awards

On October 1, 2006, we granted restricted stock units to each of our Named Executive Officers. The restricted stock units were awarded under the 2004 Plan, and each unit entitles the recipient to receive one share of the company’s Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. The restricted stock units issued in October 2006 vest in full on January 1, 2010, provided the recipient is employed by the Company on such date.

The specific grants to Named Executive Officers were as follows:

•	Walter F. Ulloa, our Chairman and Chief Executive Officer, received a total grant of 35,000 restricted stock units.

•	Philip C. Wilkinson, our President and Chief Operating Officer, received a total grant of 35,000 restricted stock units.

•	John F. DeLorenzo, our Chief Financial Officer, received a total grant of 25,000 restricted stock units.

•	Jeffery A. Liberman, President of our Radio Division, received a total grant of 20,000 restricted stock units.

•	Christopher T. Young, President of our Outdoor Division, received a total grant of 15,000 restricted stock units.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table includes certain information with respect to outstanding option awards and restricted stock unit awards held by each of our Named Executive Officers as of December 31, 2006.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Walter F. Ulloa	500,000 250,000 93,750 140,000 175,000	— — — — —	— — 31,250 — —	$ $ $ $ $	16.50 11.05 6.49 10.27 7.86	08/02/10 01/31/12 04/16/13 01/29/14 01/28/15
							—	—	35,000	$287,700
Philip C. Wilkinson	500,000 250,000 93,750 140,000 175,000	— — — — —	— — 31,250 — —	$ $ $ $ $	16.50 11.05 6.49 10.27 7.86	08/02/10 01/31/12 04/16/13 01/29/14 01/28/15
							—	—	35,000	$287,700
John F. Delorenzo	150,000 40,000 15,000 125,000	— — — —	— — — —	$ $ $ $	9.86 10.27 9.43 7.86	12/20/12 01/29/14 04/06/14 01/28/15
							—	—	25,000	$205,500
Jeffrey A. Liberman	150,000 75,000 37,500 50,000 100,000	— — — — —	— — 12,500 — —	$ $ $ $ $	16.50 11.05 6.49 10.27 7.86	08/02/10 01/31/12 04/16/13 01/29/14 01/28/05
							—	—	20,000	$164,400
Christopher T. Young	11,238 48,762 25,000 11,250 20,000 65,000	— — — — — —	— — — 3,750 — —	$ $ $ $ $ $	16.50 11.06 11.05 6.49 10.27 7.86	08/02/10 12/31/09 01/31/12 04/16/13 01/29/14 01/28/15
							—	—	15,000	$123,300

(1)	Represents stock option awards which vested on April 16, 2007.
(2)	Represents restricted stock unit awards which vest on January 1, 2010.

Potential Payments Upon Termination or Change-In-Control

During 2006, all of the Named Executive Officers had provisions in their employment agreements providing for payments upon certain types of termination of employment, including upon a change of control of the company. For a description of those provisions, please see “Employment Agreements” above.

Director Compensation for Fiscal Year 2006

The following table sets forth information concerning compensation earned in fiscal year 2006 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Darryl B. Thompson	$42,750	$46,849	$52,537	(3)	$—	$—	$—	$142,136
Michael S. Rosen	$40,750	$46,849	$52,537	(4)	$—	$—	$—	$140,136
Esteban E. Torres	$33,500	$46,849	$52,537	(5)	$—	$—	$—	$132,886
Jesse Casso, Jr.	$48,750	$46,849	$52,537	(6)	$—	$—	$—	$148,136
Paul A. Zevnik	$37,000	$46,849	$52,537	(7)	$—	$—	$—	$136,386

(1)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations), see Note 11 “Equity Incentive Plans” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2007.
(2)	On July 13, 2006, each referenced director was granted 10,000 restricted stock units at a grant fair value of $8.00. Such restricted stock units vest on May 1, 2007.
(3)	The aggregate number of such individual’s stock option awards outstanding as of December 31, 2006 was 149,868, all of which have vested.
(4)	The aggregate number of such individual’s stock option awards outstanding as of December 31, 2006 was 161,460, all of which have vested.
(5)	The aggregate number of such individual’s stock option awards outstanding as of December 31, 2006 was 131,613, all of which have vested.
(6)	The aggregate number of such individual’s stock option awards outstanding as of December 31, 2006 was 66,945, all of which have vested.
(7)	The aggregate number of such individual’s stock option awards outstanding as of December 31, 2006 was 241,136, all of which have vested.

Director Compensation

For directors who are also officers or employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company. Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, subject to the unanimous approval of all members of the relevant committee.

On July 13, 2006, we granted 10,000 restricted stock units to each non-employee director. The restricted stock units vest on May 1, 2007, and the underlying shares of Class A common stock relating to such restricted stock units are to be distributed to each such director at the time of termination of such director’s service with the company.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our Board has adopted a Related Party Transaction Policy that provides for the review and approval of all related party transactions, which are generally defined under the policy as any transaction required to be disclosed under Item 404(a) of Regulation S-K. This written policy is supplemented by other written policies including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Officers and our Audit Committee’s charter.

Under our Related Party Transaction Policy, our Audit Committee will review the material facts relating to all related party transactions that require the Audit Committee’s approval and will consider whether to approve of our entry into the related party transaction, subject to certain exceptions. In determining whether to approve a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, the nature of the related party transaction, the extent of the related party’s interest in the transaction and whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances. Our Related Party Transaction Policy also provides that no director shall participate in any approval of a related party transaction for which he or she is a related party, and that the director will provide all material information concerning the transaction to the Audit Committee.

Under our Related Party Transaction Policy, certain transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000. These transactions include:

•	Employment of executive officers;

•	Director compensation;

•	Transactions where all shareholders receive proportional benefits;

•	Certain transactions involving the purchase of advertising from us at market rates and consistent with the terms of arms-length transactions; and

•	Transactions involving competitive bids.

On an annual basis, each director and executive officer of the Company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may arise.

In addition, our directors and executive officers are expected to disclose to the Audit Committee and the General Counsel the material facts of any transaction that could be considered a related party transaction promptly upon gaining knowledge of the transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Univision.    Univision currently owns less than 15% of our common stock on a fully-converted basis. As of December 31, 2005, Univision owned approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation in September 2003, Univision entered into an agreement with the U.S. Department of Justice, or DOJ, pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of our company would not exceed 15% by March 26, 2006 and will not exceed 10% by March 26, 2009. In January 2006, we sold the assets of radio stations KBRG-FM and KLOK-AM, serving the San Francisco/San Jose, California market, to Univision for $90 million. Univision paid the full amount of the purchase price in the form of approximately 12.6 million shares of our Class U common stock held by Univision. In March 2006, we repurchased seven million shares of our Class U common stock held by Univision for $51.1 million using cash generated from operations and unrestricted proceeds which were remaining from our refinanced syndicated bank credit facility. In July 2006, we repurchased 175,000 shares of Class U common stock held by Univision for $1.4 million.

Univision is the holder of all of our issued and outstanding Class U common stock. The Class U common stock has limited voting rights and does not include the right to elect directors. However, as the holder of all of our issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving our company, any dissolution of our company and any assignment of the Federal Communications Commission, or FCC, licenses for any of our company’s Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share (subject to adjustment for stock splits, dividends or combinations) of our Class A common stock in connection with any transfer to a third party that is not an affiliate of Univision. Pursuant to an investor rights agreement, as amended, between Univision and us, Univision has a right to demand the registration of the sale of shares of our Class U common that it owns, which may be exercised on or before March 26, 2009.

Pursuant to our Univision network affiliation agreements, Univision acts as our national advertising sales representative for our television stations affiliated with Univision’s primary network and Univision’s TeleFutura Network.

We are also party to a marketing and sales agreement with Univision that expires in 2021. Under that agreement, we manage the marketing and sales operations of Univision-owned TeleFutura affiliates in six markets—Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.—where we own and operate a Univision affiliate.

Voting Agreement.    We have entered into the Voting Agreement with Messrs. Ulloa, Wilkinson and Zevnik. This agreement, dated effective as of August 3, 2000, will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares. Pursuant to the Voting Agreement, Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of themselves as directors. On matters other than the election of directors, Mr. Zevnik has further agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik is free to vote his shares as he chooses.

Transactions with Walter F. Ulloa.    Mr. Ulloa is a director, officer and principal stockholder of LATV Networks, LLC (“LATV”). In April 2007, our Audit Committee and Board approved and authorized us to enter into a transaction with LATV that includes an affiliation agreement and an option to purchase an ownership interest in LATV. Pursuant to the affiliation agreement, we will broadcast programming provided to us by LATV on one of the digital multicast channels of certain of our television stations for a term of three years. Under the affiliation agreement, there are no fees paid for the carriage of programming, and we generally retain the right to sell approximately five minutes per hour of available advertising time. In addition, we will have the option to purchase, for a period of three years and in our sole discretion, membership units representing a minority ownership interest in LATV for a price of approximately $5.7 million. This transaction was reviewed and approved by our Audit Committee and Board in accordance with our Related Party Transaction Policy previously adopted by our Board.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and the NYSE. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on the company’s corporate website. The Audit Committee met twelve times during 2006.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the company’s independent auditor,

•	monitor the independent auditor’s independence, qualifications and performance,

•	pre-approve all audit and non-audit services,

•	monitor the integrity of the company’s financial reporting process and internal control systems,

•	provide an open avenue of communication among the independent auditor, financial and senior management of the company and the Board, and

•	monitor the company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the company’s internal management group that was previously established by the company and held meetings with the company’s internal auditor regarding the progress and completion of the implementation of the company’s internal controls and the scope of their audit of such internal controls.

In overseeing the preparation of the company’s financial statements, the Audit Committee held meetings with the company’s internal auditor and independent auditors, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the company’s independent auditors. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the company’s independent auditors all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.

With respect to the company’s independent auditors, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence

Discussions with Audit Committees). The Audit Committee also reviewed and approved the audit and non-audit fees of that firm.

On the basis of these reviews and discussions, the Audit Committee (i) terminated the engagement of McGladrey & Pullen, LLP on August 11, 2006, (ii) appointed PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2007 fiscal year on August 11, 2006 and (iii) recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

Jesse Casso, Jr., Chair

Michael S. Rosen

Darryl B. Thompson

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for our 2008 annual meeting of stockholders, proposals must be received by us no later than January 6, 2008.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K with the SEC on March 15, 2007. A copy of the 10-K without exhibits has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Secretary.

OTHER MATTERS

Management does not know of any matters to be presented at the 2007 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2007 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2007 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2007 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Walter F. Ulloa

Chairman and Chief Executive Officer

April 27, 2007

Santa Monica, California

ENTRAVISION COMMUNICATIONS CORPORATION

2007 ANNUAL MEETING OF STOCKHOLDERS

MAY 31, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ENTRAVISION COMMUNICATIONS CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2007 Annual Meeting of Stockholders and the Proxy Statement and appoints Walter F. Ulloa and Philip C. Wilkinson, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2007 Annual Meeting of Stockholders of the Company (the “2007 Annual Meeting”) to be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401 at 10:00 a.m. on May 31, 2007, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND A VOTE FOR THE LISTED PROPOSAL. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND FOR PROPOSAL 2.

(To Be Dated And Signed On Reverse Side)

Address Change/Comments	(Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect directors to serve for a term ending at the 2008 Annual Meeting of Stockholders or until his successor is duly elected and qualified.
			FOR	AGAINST	ABSTAIN

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor of the Company for the 2007 fiscal year.	☐	☐	☐

☐	☐	In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2007 Annual Meeting and any adjournments thereof.
Nominees: 01 Walter F. Ulloa, 02 Philip C. Wilkinson, 03 Paul A. Zevnik, 04 Darryl B. Thompson, 05 Esteban E. Torres 06 Jesse Casso, Jr., 07 Gilbert R. Vasquez			Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

(Instruction: To withhold authority to vote for any nominee, strike a line through the nominee’s name above.)

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

Signature	Signature (if joint or common ownership)	Date

Please sign exactly as name or names appear at left, including the title “Executor,” “Guardian,” etc. if the same is indicated. When joint names appear both should sign. If stock is held by a corporation, this Proxy should be executed by a proper officer thereof, whose title should be given.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

Internet and telephone voting is available through 11:59 p.m. Eastern Time on the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/evc Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.